Exhibit 10.10

Teradata Change in Control Severance Plan

Introduction

The Board of Directors of Teradata Corporation (the “Board”) recognizes that, from time to time, the Company may explore potential transactions that could result in a Change in Control of the Company. This possibility and the uncertainty it creates may result in the loss or distraction of certain key Employees of the Company to the detriment of the Company and its shareholders.

The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its shareholders. The Board also believes that when a Change in Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from Employees regarding the best interests of the Company and its shareholders without concern that Employees might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change in Control.

In addition, the Board believes that it is consistent with the Company’s employment practices and policies and in the best interests of the Company and its shareholders to treat fairly its Employees whose employment terminates in connection with or following a Change in Control.

Accordingly, the Board has determined that appropriate steps should be taken to assure the Company of the continued employment and attention and dedication to duty of its Employees and to seek to ensure the availability of their continued service, notwithstanding the possibility or occurrence of a Change in Control.

Therefore, in order to fulfill the above purposes, the Board has caused the Company to adopt this Teradata Corporation Change in Control Severance Plan (the “Plan”).

The Plan is intended to comply with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and other applicable laws.

To the extent the separation pay portion of the Plan is a pension plan, it qualifies for exemption from Parts II, III and IV of ERISA as a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated Employees under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

ARTICLE I

ESTABLISHMENT OF PLAN

As of the Effective Date, the Company hereby establishes the Teradata Corporation Change in Control Severance Plan, as set forth in this document.

ARTICLE II

DEFINITIONS

As used herein, the following words and phrases shall have the following respective meanings:

(a) “Accounting Firm”. As defined is Section 4.4(b).

(b) “Base Salary”. The Participant’s wages or base salary on an annualized basis, excluding all bonus, overtime, health additive and incentive compensation, payable by the Company as consideration for the Participant’s services.

(c) “Bonus Amount”. An amount equal to the Participant’s average bonus earned under the Company’s Management Incentive Plan, or any comparable bonus under any predecessor or successor plan (or comparable plans of any predecessor company including without limitation NCR Corporation), for the last three full fiscal years prior to the Date of Termination (or for such lesser number of full fiscal years prior to the Date of Termination for which the Participant was eligible to earn such a bonus, and annualized in the case of any pro rata bonus earned for a partial fiscal year), provided that in the event that the Participant was not eligible to receive an annual bonus during any of the preceding three full fiscal years, an amount equal to the Participant’s Target Bonus.

(d) “Board”. The Board of Directors of Teradata Corporation.

(e) “Cause”. A termination for “Cause” shall have occurred where a Participant is terminated because of (A) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or any of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness) for a period of at least thirty (30) days after a written demand for substantial performance is delivered to the Participant by the Board or, unless the Participant is the Chief Executive Officer of the Company, the Chief Executive Officer of the Company, specifically identifying the manner in which the Board or, except if the Participant is the Chief Executive Officer, the Chief Executive Officer believes that the Participant has not substantially performed the Participant’s duties; or (B) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. For purposes of this provision, no act or failure to act, on the part of the Participant, shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer (except if the Participant is the Chief Executive Officer) or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company. The termination of employment of the Participant shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Participant is guilty of the conduct described in subsection (A) or (B) above, and specifying the particulars thereof in detail.

(f) “Change in Control”. The occurrence of any of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (a) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (d) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section; or

(ii) If within any 24-month period, individuals who, as of the date of this Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction of the Outstanding

Company Common Stock and Outstanding Company Voting Securities, as the case may be; (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Corporate Transaction; and (C) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, the Separation (as defined in the Separation Agreement) shall not constitute a Change in Control.

(g) “Claimant”. As defined in Section 7.1.

(h) “COBRA Coverage”. As defined in Section 4.3(c).

(i) “Code”. The Internal Revenue Code of 1986, as amended from time to time.

(j) “Company”. Teradata Corporation and any successor thereto.

(k) “Compensation Committee”. The Compensation and Human Resource Committee of the Board.

(l) “Date of Termination”. As defined in Section 4.2(a).

(m) “Disability”. The absence of the Participant from the Participant’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant’s legal representative.

(n) “Effective Date”. The Distribution Date as defined in the Separation Agreement.

(o) “Employee”. Any regular, full-time or part-time employee of the Company or its Affiliates.

(p) “ERISA”. Employee Retirement Income Security Act of 1974.

(q) “Good Reason”. With respect to any Participant, the occurrence of any of the following events without the Participant’s prior written consent:

(i) the assignment to the Participant of any duties inconsistent in any respect with the Participant’s position (including offices, titles and reporting requirements), authority, duties or responsibilities, as in effect immediately prior to a Change in Control, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant;

(ii) any reduction in the Participant’s Base Salary below the Required Base Salary,

(iii) the failure to pay incentive compensation to which the Participant is otherwise entitled under the terms of the Company’s Management Incentive Plan (“MIP”) or the Teradata Corporation 2007 Stock Incentive Plan (“SIP”), or any successor incentive compensation plans, at the time at which such awards are usually paid or as soon thereafter as administratively feasible;

(iv) the reduction in Target Bonus or Maximum Bonus for a Participant under the MIP or any successor plan or the reduction in any SIP Target Award or SIP Maximum Award under the SIP or any successor incentive compensation plan, other than in the case of a reduction in any SIP Target Award or SIP Maximum Award, such reduction is pursuant to an across-the-board reduction applicable to similarly situated executives of the Company;

(v) the failure by the Company to continue in effect any equity compensation plan in which the Participant participates immediately prior to the Change in Control, unless a substantially equivalent alternative compensation arrangement (embodied in an ongoing substitute or alternative plan) has been provided to the Participant, or the failure by the Company to continue the Participant’s participation in any such equity compensation plan on substantially the same basis, in terms of the level of such Participant’s participation relative to other participants, as existed immediately prior to the Change in Control excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant;

(vi) Except as required by law, the failure by the Company to continue to provide to the Participant employee benefits substantially equivalent, in the aggregate, to those enjoyed by the Participant under the qualified and nonqualified employee benefit and welfare plans of the Company, including, without limitation, the pension, life insurance, medical, dental, health and accident, disability retirement, and savings plans, in which the Participant was eligible to participate immediately prior to the Change in Control, other than a reduction of such benefits, in the aggregate, of less than 5% of aggregate value of such benefits as of immediately prior to the Change in Control, or the failure by the Company to provide the Participant with the number of paid vacation days to which such Participant is entitled under the Company’s vacation policy immediately prior to the Change in Control;

(vii) the Company’s requiring the Participant to be based at any office or location (x) that is more than forty (40) miles from the principal place of employment immediately prior to the Change in Control and (y) that would increase the Participant’s commute by more than twenty (20) miles from the Participant’s commute immediately prior to the Change in Control, or the Company’s requiring the Participant to travel on Company business to a substantially greater extent than required immediately prior to the Change in Control; or

(viii) any failure by the Company to comply with Article V.

(r) “Gross-Up Payment”. As defined in Section 4.4(a).

(s) “Maximum Bonus”. With respect to any Participant, the higher of (x) the Participant’s maximum bonus under the annual bonus plan applicable to the Participant immediately prior to the Change in Control, provided that if no maximum bonus has been established for such year under such plan, the year immediately preceding the year in which the Change in Control occurs or (y) the Participant’s maximum bonus under the annual bonus plan applicable to the Participant in effect at any time after the Change in Control.

(t) “Outstanding Company Common Stock”. As defined in Section (e)(i).

(u) “Outstanding Company Voting Securities”. As defined in Section (e)(i).

(v) “Participant”. An Employee who meets the eligibility requirements of Section 3.1.

(w) “Plan”. The Teradata Corporation Change in Control Severance Plan.

(x) “Plan Committee”. The committee which shall have full power and authority to administer the Plan and may delegate to one or more officers and/or Employees of the Company such duties in connection with the administration of the Plan as it may deem necessary, advisable or appropriate. Prior to a Change in Control, the Plan Committee shall consist of the members of the Compensation Committee; provided, however, that any time prior to a Change in Control, the Plan Committee may designate Incumbent Board members or individuals who were officers of the Company as of immediately prior to the Change in Control (“Incumbent Members”) to serve as the Plan Committee following the Change in Control. Once designated by the Plan Committee prior to a Change in Control to serve following a Change in Control, Incumbent Members may not be removed from the Plan Committee following the Change in Control.

(y) “Required Base Salary”. With respect to any Participant, the higher of (x) the Participant’s Base Salary as in effect immediately prior to the Change in Control and (y) the Participant’s highest Base Salary in effect at any time thereafter.

(z) “SIP Maximum Award”. With respect to any Participant, the higher of (x) the Participant’s maximum award under the SIP or any successor plan for the year immediately prior to the Change in Control, provided that if no maximum award has been established for such year under such plan, the most recent year preceding the Change in Control in which such an award has been established or (y) the Participant’s maximum award under the SIP or any successor plan in effect at any time after the Change in Control.

(aa) “SIP Target Award”. With respect to any Participant, the higher of (x) the Participant’s target award under the SIP or any successor plan for the year immediately prior to the Change in Control, provided that if no target award has been established for such year under such plan, the most recent year preceding the Change in Control in which such an award has been established or (y) the Participant’s target award under the SIP or any successor plan in effect at any time after the Change in Control.

(bb) “Separation Agreement”. The Separation and Distribution Agreement by and between the Company and NCR Corporation.

(cc) “Separation Benefit”. The benefits payable in accordance with Section 4.2 of the Plan.

(dd) “Target Bonus”. With respect to any Participant, the higher of (x) the Participant’s target bonus under the annual bonus plan applicable to the Participant immediately prior to the Change in Control, provided that if no target bonus has been established for such year under such plans, the year immediately preceding the year in which the Change in Control occurs or (y) the Participant’s target bonus under the annual bonus plan applicable to the Participant in effect at any time after the Change in Control.

(ee) “Termination Date”. As defined in Section 6.1.

(ff) “Tier Level”. As defined in Section 3.1.

(gg) “Underpayment”. As defined in Section 4.4(b).

(hh) “Welfare Benefit Period”. For Participants designated as Tier Level I, three years. For Participants designated as Tier Level II, two years. For Participants designated as Tier Level III, one year; provided, however, that, to the extent required by Section 409A of the Code, in no event will the Welfare Benefit Period for any Participant extend beyond December 31 of the year that is two years after the calendar year in which the Date of Termination occurs. By way of example, if the Date of Termination for a Participant designated as Tier Level I is March 1, 2008, the Welfare Benefit Period for such Participant will extend from March 1, 2008, through December 31, 2010.

ARTICLE III

ELIGIBILITY

3.1 Participation. Each Employee who is designated by the Board as a Section 16 Officer shall be eligible to be a Participant in the Plan. The Plan Committee may also designate any other Employee as a Participant. In the event the Plan Committee designates certain Participants by job title, position, function or responsibilities, an Employee who is appointed to such a position after the Effective Date of this Plan shall be eligible as a Participant upon the date he or she begins his or her duties in such position, unless otherwise determined by the Plan Committee. The Plan Committee shall designate each Participant in the Plan as a member of a specific tier for the purposes of calculating the Participants’ Separation Benefit under this Plan (“Tier Level”).

3.2 Duration of Participation. Subject to Article VI, an Employee shall cease to be a Participant in the Plan when he or she (i) ceases to be an Employee or (ii) ceases to be designated by the Board as a Section 16 officer or (iii) ceases to be designated by the Board as a Participant (unless, in the case of clause (ii), the Plan Committee specifically determines that the Employee shall remain a Participant). Notwithstanding the foregoing, a Participant who is entitled, as a result of ceasing to be an Employee under the circumstances set forth in Section 4.1, to payment of a Separation Benefit or any other amounts under the Plan shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant.

ARTICLE IV

SEPARATION BENEFITS

4.1 Right to Separation Benefit. Except as otherwise provided in Section 4.4 with respect to the benefits thereunder, which shall be provided regardless of whether a Participant incurs a termination of employment, a Participant shall be entitled to receive from the Company a Separation Benefit in the amount provided in Section 4.2 if, within the two year period following the Change in Control, (i) a Participant’s employment is terminated by the Company without Cause (other than by reason of the Participant’s death or Disability) or (ii) a Participant’s employment is terminated by the Participant for Good Reason; provided, that if the termination described in clause (i), or the event constituting Good Reason giving rise to the termination described in clause (ii), as applicable, occurs before such Change in Control but the Participant can reasonably demonstrate that such termination or event, as applicable, occurred at the request of a third party who had taken steps reasonably calculated to effect a Change in Control, the termination or event, as applicable, will be treated for all purposes of this Plan as having occurred immediately following the Change in Control. Notwithstanding the foregoing, in no event shall any benefits be provided to a Participant under this Plan unless the Participant has executed and not revoked a restrictive covenant and release agreement in the form attached hereto as Exhibit A.

4.2 Separation Benefits.

(a) In General. If a Participant’s employment is terminated in circumstances entitling him or her to a Separation Benefit as provided in Section 4.1, the Company shall pay such Participant a lump sum in cash, within thirty (30) days of the date such termination takes effect (the “Date of Termination”), a Separation Benefit equal to the product of (a) the sum of the Participant’s Required Base Salary and the Participant’s Bonus Amount and (b) the Separation Multiplier shown in Table 1 as determined by the Participant’s designated Tier Level.

Table 1

Tier Level	Separation Multiplier
I
II
III

(b) Accrued Incentive Pay. In addition, if a Participant’s employment is terminated in circumstances entitling him or her to a Separation Benefit as provided in Section 4.1, the Company shall pay such Participant a lump sum in cash, within 30 days after the Date of Termination, in an amount equal to the sum of (a) the amount of any unpaid annual bonus under the MIP or any successor plan and award under the SIP or any successor plan for any completed performance period, and (b) the product of (x) the Bonus Amount and (y) a fraction, the numerator of which is the number of days in the bonus year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365.

(c) Welfare and Other Benefits. In addition, during the Welfare Benefit Period or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall provide to a Participant entitled to a Separation Benefit, continued health care, dental and life insurance for the Participant and/or the Participant’s family at least equal to, and at the same cost to the Participant and/or the Participant’s family, as those that would have been provided to them in accordance with the plans, programs, practices and policies in effect as of immediately prior to a Change in Control or, if more favorable to the Participant, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliates and their families; provided, however, that notwithstanding the Welfare Benefit Period, such medical and other welfare benefits shall terminate upon such time as the Participant becomes reemployed with another employer and is eligible to receive such benefits under another employer provided plan. The Participant’s entitlement to COBRA continuation coverage under Section 4980B of the Code (“COBRA Coverage”) shall not be offset by the provision of benefits under this Section and the period of COBRA Coverage shall commence at the end of the Welfare Benefit Period, during which the Participant receives benefits under this Section). A Participant entitled to a Separation Benefit will also be entitled to participate in the Company’s outplacement assistance program, provided by the Company’s selected outplacement services firm, as in effect under the Company’s policy applicable to the Participant on the date of the Change in Control, for a period of one (1) year following his or her Date of Termination. In addition, to the extent a Participant entitled to a Separation Benefit was eligible to receive financial counseling benefits under the Company’s policy in effect at the time of a Change in Control, such Participant shall be entitled to receive such financial counseling benefits for a period of one (1) year following his or her Date of Termination.

4.3 Other Benefits Payable. The Separation Benefit provided pursuant to Section 4.2 above shall be provided in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options or other benefits which may be owed to a Participant upon or following termination, including, but not limited to accrued vacation or sick pay, reimbursement for business expenses previously incurred, amounts or benefits payable under any bonus or other compensation plans, the MIP, the SIP, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan, other than any severance plan, program, agreement or arrangement, unless such plan, program, agreement or arrangement has a specific reference to this Section. Stock options and other stock awards under the Teradata 2007 Stock Incentive Plan or comparable plan will vest and become payable or exercisable upon the occurrence of a Change in Control to the extent provided in that plan.

4.4 Tax Gross-Up.

(a) Anything in this Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Participant shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Participant of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section , if it shall be determined that the Participant is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Participant and the amounts payable under this Plan shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 4.2(a), unless an alternative method of reduction is elected by the Participant, and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to the Participant. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Plan (and no other Payments) shall be reduced. If the reduction of the amount payable under this Plan would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Plan shall be reduced pursuant to this Section. Notwithstanding anything in this Plan to the contrary, the Company’s obligations under this Section shall not be conditioned upon the Participant’s termination of employment. By way of example, in the event of a Change In Control which does not result in a Participant’s termination of employment or entitlement to a Separation Benefit under this Plan, but which causes the accelerated vesting of such Participant’s stock options under a separate plan giving rise to an Excise Tax, the Company’s obligations under this Section shall apply with respect to such accelerated vesting.

(b) Subject to the provisions of Section 4.4(c), all determinations required to be made under this Section, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s then current independent outside auditors, or such other nationally recognized certified public accounting firm as may be designated by the Plan Committee immediately prior to a Change in Control (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the

Participant within fifteen business days of the receipt of notice from the Participant that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Plan Committee may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section, shall be paid by the Company to the Participant within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Participant. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 4.4(c) and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant.

(c) The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten business days after the Participant is informed in writing of such claim. The Participant shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which the Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that the Company desires to contest such claim, the Participant shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section, the Company shall control all proceedings taken in connection with such contest and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Participant and direct the Participant to sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Participant to sue for a refund, the Company shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Participant of a Gross-Up Payment or payment by the Company of an amount on the Participant’s behalf pursuant to Section 4.4(c), the Participant becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Participant shall (subject to the Company’s complying with the requirements of Section 4.4(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Participant’s behalf pursuant to Section 4.4(c), a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) Notwithstanding any other provision of this Section, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Participant, all or any portion of any Gross-Up Payment, and the Participant hereby consents to such withholding.

(f) Definitions. The following terms shall have the following meanings for purposes of this Section.

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section

280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise.

(iv) The “Safe Harbor Amount” means 2.99 times the Participant’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(v) “Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

4.5 Payment Obligations Absolute. Except as otherwise provided in Section 4.2(c), the Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against a Participant or others. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan, and such amounts shall not be reduced whether or not the Participant obtains other employment.

4.6 Section 409A. Notwithstanding the foregoing provisions of this Article IV, to the extent required in order to comply with Section 409A of the Code, amounts and benefits to be paid or provided under this Article IV shall be paid or provided to the Participants on the first business day after the date that is six months following the Participant’s “separation from service” within the meaning of Section 409A of the Code.

ARTICLE V

SUCCESSOR TO COMPANY

This Plan shall bind any successor of or to the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

ARTICLE VI

DURATION, AMENDMENT AND TERMINATION

6.1 Duration. The Plan shall continue in effect from the Effective Date through December 31, 2009 (the “Termination Date”); provided, however, that, unless previously terminated, the Plan shall be automatically extended so as to terminate one year from the Termination Date, unless the Board determines, through a resolution duly adopted by a majority of the entire membership of the Board no later than ninety (90) days prior to the expiration of the then current term, that the Plan shall not be extended, in which event the Plan shall terminate at the expiration of the then current term. In the event that a Change of Control occurs within one year following a termination, the Plan shall not so terminate. If a Change in Control occurs, this Plan shall continue in full force and effect and shall not terminate or expire until after all Participants who become entitled to any payments hereunder shall have received such payments in full and all adjustments required to be made pursuant to Section 4.4 have been made.

6.2 Amendment and Termination. The Plan may be amended in any respect by resolution adopted by a majority of the Board; provided, however, in the event that a Change in Control occurs within one year following an amendment to the Plan that would adversely affect the rights or potential rights of Participants, the amendment will not be effective. In anticipation of or on or following a Change in Control, the Plan shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect which adversely affects the rights of Participants without the consent of each Participant so affected. For the avoidance of doubt, removal of a Participant as a Participant (other than as a result of the Participant ceasing to be an Employee) or a decrease in the Participant’s Tier Level shall be deemed to be an amendment of the Plan which adversely affects the right of the Participant.

6.3 Form of Amendment. The form of any amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board. An amendment of the Plan in accordance with the terms hereof shall automatically effect a corresponding amendment to all Participants’ rights and benefits hereunder. A termination of the Plan shall in accordance with the terms hereof automatically effect a termination of all Participants’ rights and benefits hereunder.

ARTICLE VII

MISCELLANEOUS

7.1 Determinations of the Plan Committee; Dispute Resolution. Any interpretation or construction of, or determination or action by, the Plan Committee with respect to the Plan and its administration shall be binding upon any and all parties and persons affected thereby, subject to the exclusive appeal procedure set forth herein, except for any interpretation or construction of, or determination or action by, the Plan Committee relating to whether a Participant has “Good Reason” to resign, which shall not be determined by the Plan Committee but instead shall be subject to de novo review. If any person eligible to receive benefits under the Plan, or claiming to be so eligible, believes he or she is entitled to benefits in an amount greater than those which he or she has received (a “Claimant”), he or she may file a claim in writing with the Teradata Pension and Benefits Committee (“PBC”). The PBC shall review the claim and, within 90 days after the claim is filed, shall give written notice to the Claimant of the decision. If the claim is denied, the notice shall give the reason for the denial, the pertinent provisions of the Plan on which the denial is based, a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary, and an explanation of the claim review procedure under the Plan. Any person who has had a claim for benefits denied by the PBC shall have the right to request review by the Plan Committee. Such request must be in writing, and must be made within sixty days after such person is advised of the denial of benefits. If written request for review is not received within such sixty day period, the Claimant shall forfeit his or her right to review. The Plan Committee shall review claims that are appealed, and may hold a hearing if it deems necessary, and shall issue a written notice of the final decision. Such notice shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. The decision shall be final and binding upon the Claimant and the Plan Committee and all other persons involved. Any dispute or controversy arising under or in connection with this Plan and not resolved through the foregoing process shall be settled exclusively by arbitration in the city of the Company’s headquarters, in accordance with the rules of the American Arbitration Association then in effect. In addition, and as an exclusive alternative to the filing of a claim with the PBC, a Claimant may seek to resolve a dispute or controversy by filing a claim in arbitration without first seeking the review of the PBC or Plan Committee. The arbitrator may award only those damages which are consistent with the terms of this Plan and shall not have authority to award punitive damages. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

7.2 Indemnification. If a Participant institutes any legal action in seeking to obtain or enforce, or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by this Plan, the Company shall reimburse the Participant for all reasonable costs and expenses relating to such legal action, including reasonable attorney’s fees and expenses incurred by such Participant, unless a court or other finder of fact having jurisdiction thereof makes a determination that the Participant’s position was frivolous. In no event shall the Participant be required to reimburse the Company for any of the costs and expenses relating to such legal action. The Company’s obligations under this Section shall survive the termination of this Plan.

7.3 Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Company’s policies or those of its Subsidiaries’ regarding termination of employment.

7.4 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.5 Section 409A Savings Clause. If any compensation or benefits provided by this Plan may result in the application of Section 409A of the Code, the Company shall modify the Plan in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to the Participants.

7.6 Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Delaware, without reference to principles of conflict of law, and to the extent not preempted by ERISA.

7.7 Trust. The Compensation Committee may establish a trust with a bank trustee, for the purpose of paying benefits under this Plan. If so established, the trust shall be a grantor trust subject to the claims of the Company’s creditors and shall, immediately prior to a Change in Control, be funded in cash or common stock of the Company or such other assets as the Compensation Committee deems appropriate with an amount equal to 120 percent of the aggregate benefits payable under this Plan (including without limitation any required Gross-Up Payments) assuming that all Participants in the Plan incurred a termination of employment entitling them to Separation Benefits immediately following the Change in Control, provided, that, in the event that such funding would result in the imposition of taxes and penalties under Section 409A of the Code with respect to any current or former Section 16 Officers or any “covered employees” within the meaning of Section 162(m) of the Code, the trust shall not be funded with respect to such individuals.

7.8 Withholding. The Company may withhold from any amount payable or benefit provided under this Plan such Federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.

Exhibit A

GENERAL RELEASE

1.

In consideration of the payments and benefits to which                      (the “Participant”) is entitled from the Teradata Corporation Change in Control Severance Plan (the “Plan”) as set forth on Schedule A hereto[1], the Participant for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge Teradata Corporation (the “Company”) and its subsidiaries, affiliates and divisions (the “Affiliated Entities”) and their respective predecessors and successors and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, consultants, independent contractors and representatives, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age [(including the Age Discrimination in Employment Act of 1967)][2], national origin, religion, disability, or any other unlawful criterion or circumstance, relating to the Participant’s employment or termination thereof, which the Participant and Releasors had, now have, or may have in the future against each or any of the Releasees from the beginning of the world until the date hereof (the “Execution Date”).

2.

[The Participant acknowledges that: (i) this entire agreement is written in a manner calculated to be understood by him; (ii) he has been advised to consult with an attorney before executing this agreement; (iii) he was given a period of [forty-five][twenty-one] days within which to consider this agreement; and (iv) to the extent he executes this agreement before the expiration of the [forty-five][twenty-one]-day period, he does so knowingly and voluntarily and only after consulting his attorney. The Participant shall have the right to cancel and revoke this agreement during a period of seven days following the Execution Date, and this agreement shall not become effective, and no money shall be paid hereunder, until the day after the expiration of such seven-day period. The seven-day period of revocation shall commence upon the Execution Date. In order to revoke this agreement, the Participant shall deliver to the Company, prior to the expiration of said seven-day period, a written notice of revocation. Upon such revocation, this agreement shall be null and void and of no further force or effect.][3]

3.	Notwithstanding anything else herein to the contrary, this Release shall not affect: the obligations of the Company set forth in the Plan or other obligations that, in each case, by their terms, are to be performed after the date hereof (including, without limitation, obligations to Participant under any stock option, stock award or agreements or obligations under any pension

1	To set forth benefits payable or provided to Participant.

2	Only for those to whom ADEA is applicable.

3	Only for those to whom ADEA is applicable.

plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); obligations to indemnify the Participant respecting acts or omissions in connection with the Participant’s service as a director, officer or employee of the Affiliated Entities; obligations with respect to insurance coverage under any of the Affiliated Entities’ (or any of their respective successors) directors’ and officers’ liability insurance policies; or any right Participant may have to obtain contribution in the event of the entry of judgment against Participant as a result of any act or failure to act for which both Participant and any of the Affiliated Entities are jointly responsible.

4.	The Participant shall not, at any time during the 12-month period following the Participant’s Date of Termination (the “Restricted Period”), without the prior written consent of the Company, directly or indirectly, solicit or recruit (whether as an employee, officer, director or Independent Contractor) any person who is, or was at any time during the three months prior to such solicitation or recruitment, an employee, officer, director or Independent Contractor of the Company or any of its Affiliates. Further, during the Restricted Period, the Participant shall not take any action that could reasonably be expected to have the effect of encouraging or inducing any employee, officer, director or Independent Contractor of the Company or of its Affiliates to cease their relationship with the Company or any of its Affiliates for any reason. Notwithstanding the foregoing, a general solicitation of the public for employment shall not violate the foregoing provisions of this Section so long as such general solicitation does not target any employee, officer, director or Independent Contractor of the Company or any of its Affiliates.

5.	The Participant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or its Affiliates, and their respective businesses, which information, knowledge or data shall have been obtained by the Participant during the Executive’s employment by the Company and its Affiliates and which information, knowledge or data shall not be or become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of this Agreement). After termination of the Participant’s employment with the Company, the Participant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those persons designated by the Company.

6.	The Participant understands that if the Participant breaches Sections 5 or 6, the Company may sustain irreparable injury and may not have an adequate remedy at law. As a result, the Participant agrees that in the event of the Participant’s breach of Sections 5 or 6, the Company may, in addition to any other remedies available to it, bring an action or actions for injunction, specific performance, or both, and have entered a temporary restraining order, preliminary or permanent injunction, or order compelling specific performance.

7.	This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Delaware, without reference to its principles of conflict of laws.

8.	It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of the Agreement. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this Agreement shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this Agreement in order to render the same valid and enforceable.

9.	This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by both parties to the Agreement.

10.	If the Participant institutes any legal action in seeking to obtain or enforce, or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by the Plan, the Company shall reimburse the Participant for all reasonable costs and expenses relating to such legal action, including reasonable attorney’s fees and expenses incurred by such Participant, unless a court or other finder of fact having jurisdiction thereof makes a determination that the Participant’s position was frivolous. In no event shall the Participant be required to reimburse the Company for any of the costs and expenses relating to such legal action.

11.	Capitalized terms used but not defined herein shall have the meaning set forth in the Plan.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement, which includes a release.

TERADATA CORPORATION

By:

[name]
[title]

PARTICIPANT

Voluntarily Agreed to and Accepted this
day of 20

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